SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                        Exchange Act of 1934, as amended.

Filed by the Registrant |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          EASYLINK SERVICES CORPORATION
      (Name of Registrant as Specified In Its Certificate of Incorporation)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)     Title of each class of securities to which transaction applies:
                ________________________________________________________________

        (2)      Aggregate number of securities to which transaction applies:
                ________________________________________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ________________________________________________________________

        (4)     Proposed maximum aggregate value of transaction:
                ________________________________________________________________

        (5)     Total fee paid:
                ________________________________________________________________

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)     Amount Previously Paid:
                ________________________________________________________________

         (2)     Form, Schedule or Registration Statement No.:
                ________________________________________________________________

         (3)     Filing Party:
                ________________________________________________________________

         (4)     Date Filed:
                ________________________________________________________________

                         EASYLINK SERVICES CORPORATION
                             33 Knightsbridge Road
                              Piscataway, NJ 08854


                                                                    May 3, 2004


Dear Stockholder:

   On behalf of the Board of Directors, I cordially invite you to attend our Annual Meeting of Stockholders to be held at 9 a.m. on Tuesday, June 15, 2004 at The Four Points Sheraton Hotel located at 21 Kingsbridge Road, Piscataway, NJ 08854.

   We have enclosed with this letter a notice of meeting, a proxy statement, a proxy card and a return envelope. We have also enclosed your 2003 Annual Report.

   Your vote is important. Whether or not you plan to attend, please date and sign the enclosed proxy card and return it in the envelope provided. If you plan to attend the meeting, you may vote in person.

   I look forward to your participation.

                                        Sincerely,

                                        /s/ THOMAS MURAWSKI

                                        THOMAS MURAWSKI
                                        President and Chief Executive Officer

                         EASYLINK SERVICES CORPORATION
                             33 Knightsbridge Road
                              Piscataway, NJ 08854


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To be held on June 15, 2004

   The Annual Meeting of Stockholders (the "Annual Meeting") of EasyLink Services Corporation, a Delaware corporation (the "Company" or "EasyLink"), will be held at 9 a.m. local time on Tuesday, June 15, 2004 at The Four Points Sheraton Hotel located at 21 Kingsbridge Road, Piscataway, NJ 08854 for the following purposes:

      1. To elect seven directors of EasyLink to serve until the 2005 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

      2. To approve the Company's 2004 Stock and Incentive Plan; and

      3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice. The Board of Directors has fixed the close of business on April 21, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.



                                      By Order of the Board of Directors

                                      /s/ DAVID W. AMBROSIA


                                      DAVID W. AMBROSIA
                                      Executive Vice President, General Counsel and Secretary

Piscataway, New Jersey
May 3, 2004

                         EASYLINK SERVICES CORPORATION
                             33 Knightsbridge Road
                              Piscataway, NJ 08854


                              --------------------
                                PROXY STATEMENT
                              --------------------

General

   The enclosed proxy is solicited by the Board of Directors of EasyLink Services Corporation, a Delaware corporation (the "Company" or "EasyLink"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 9 a.m. local time on Tuesday, June 15, 2004 at The Four Points Sheraton Hotel located at 21 Kingsbridge Road, Piscataway, NJ 08854, and any adjournment or postponement thereof.

   The Company's principal offices are located at 33 Knightsbridge Road, Piscataway, New Jersey 08854. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about May 3, 2004 or as soon as practicable thereafter.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
David W. Ambrosia, Executive Vice President, General Counsel and Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

   The close of business on April 21, 2004 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 43,024,992 shares of Class A Common Stock outstanding held of record by approximately 712 stockholders and 1,000,000 shares of Class B Common Stock held of record by one stockholder.

Voting and Solicitation

   Each outstanding share of Class A Common Stock on the Record Date is entitled to one vote and each outstanding share of Class B Common Stock on the Record Date is entitled to 10 votes on all matters, subject to the conditions described below. The presence, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote on that proposal and has not received instructions from the beneficial owner.

   The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker "non-votes" are not counted for the purposes of the election of directors.

   Approval of the EasyLink Services Corporation 2004 Stock and Incentive Plan will require the affirmative vote of the holders of a majority of the votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on this proposal and will have the same effect as a vote "AGAINST" such matters. Broker "non-votes" will not be counted for purposes of determining whether this proposal has been approved.

   If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to the matter to be acted upon, proxies will be voted "FOR" such matter.

   The solicitation of proxies will be conducted by mail, and the Company will bear all attendant costs. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

   At the Annual Meeting, the stockholders will elect seven (7) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

   The names of the nominees, their ages as of May 3, 2004 and certain other information about them are set forth below:

Name                                                    Age         Position
----                                                    ---         --------
Gerald Gorman ..................................         49         Chairman, Director
Thomas Murawski ................................         59         Chief Executive Officer, President, Director
George Abi Zeid ................................         51         Executive Vice President, President --
                                                                    International Division, Director
Robert Casale ..................................         65         Director
Stephen Duff ...................................         40         Director
George Knapp ...................................         72         Director
Dennis Raney ...................................         61         Director


   There are no family relationships among any of the directors or executive officers of the Company.

Gerald Gorman -- Chairman

   Mr. Gorman has served as Chairman of EasyLink since founding the Company in December 1995 and as its Chief Executive Officer from February 1997 to October 2000. Prior to founding EasyLink, Mr. Gorman spent 12 years in the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation where he founded and managed the Satellite Financing Group. Mr. Gorman also held positions at General Electric Capital Corporation from 1983 to 1985 and at Utah International from 1982 to 1983. Mr. Gorman received his Bachelor of Mechanical Engineering degree from Melbourne University and his M.B.A. from Columbia University.

Thomas Murawski -- Chief Executive Officer, President and Director

   Mr. Murawski has served as a member of the Board of Directors since February 2000. Mr. Murawski has served as Chief Executive Officer of EasyLink since October, 2000 and as President since June 2002. He served as Chief Executive Officer of Mail.com Business Messaging Services, Inc., a wholly-owned subsidiary of the Company from February 2000 to October 2000. Before joining EasyLink, Mr. Murawski served as Chairman, President, CEO and Director of NetMoves Corporation from November 1991. Prior to joining NetMoves
Corporation, Mr. Murawski served as Executive Vice President of Western Union Corporation, a global telecommunications and financial services company and President of its Network Services Group. Prior to joining Western Union Corporation, Mr. Murawski served twenty-three years with ITT Corporation, a diversified manufacturing and services company. He has held operating responsibilities in the areas of subsidiary and product line management, engineering, sales and marketing for both voice and data-oriented businesses. Mr.

Murawski's last position with ITT Corporation was President and General Manager of ITT World Communications Inc., an international telecommunications services company.

George Abi Zeid -- Executive Vice President and President - International Division, Director

   Mr. Abi Zeid has served as a member of the Board of Directors and as President - International Division since February 2001 and also as Executive Vice President since June 2003. Prior to joining EasyLink he served as President of Swift Telecommunications, Inc. which he founded in 1999. Prior to founding Swift Telecommunications, Inc., Mr. Abi Zeid served as Executive Vice President of Xpedite Systems, Inc, and President of Xpedite International, a wholly-owned subsidiary of Xpedite Systems Inc. (PTEK), from 1994 until 1998. Mr. Abi Zeid served as President and Chief Executive Officer of Swift Global, Inc. from the time he founded the company in 1980 until 1994. Prior to founding Swift Global, Inc., Mr. Abi Zeid founded Swift Telex Inc. in 1978.

Robert Casale -- Director

   Mr. Casale has served as a member of the Board of Directors since May 8, 2003. Mr. Casale has been a Senior Advisor, Financial Services, to Welsh, Carson, Anderson & Stowe, a large private equity firm, from 2002 to the present and a consultant to ADP from 1998 to the present. From 1988 to 1998, Mr. Casale was Group President, Brokerage Information Services, of ADP. From 1986 to 1988, Mr. Casale was a Managing Director, Co-Head Technology Mergers & Acquisitions Practice, Kidder Peabody & Company. From 1975 to 1986, Mr. Casale held various management positions with AT&T Corp., including President, Special Markets Group from 1985 to 1986. From 1970 to 1975, Mr. Casale held management positions for Telex Corporation. From 1965 to 1969, Mr. Casale held sales positions for Xerox Corporation and Honeywell Corporation. Mr. Casale currently serves on the board of directors and as chairman of the compensation committee of BISYS Group. Mr. Casale also currently serves on the board of directors and on the audit committee of privately held Wall Street Access and on the board of directors of privately held Northeast Securities. Mr. Casale is also a director of the not for profit New York Pops. He has previously served on the boards of ADP, Provident Mutual Life Insurance Company and Quantum Corporation.

Stephen Duff -- Director

   Mr. Duff has been a member of the Board of Directors since January, 2001. Mr. Duff is the Chief Investment Officer of The Clark Estates, Inc. Prior to joining The Clark Estates in 1995, Mr. Duff was a Vice President of The Portfolio Group, Inc., a subsidiary of The Chemical Banking Corporation, Inc. from 1990. Mr. Duff is a 1985 graduate of Stonehill College. Mr. Duff served on the board of directors of Casual Male Retail Group Incorporated until March 2004. Mr. Duff serves on the board of directors of The Clara Welch Thanksgiving Home, Inc. (Non-Profit) and Viewpoint Corporation.

George Knapp -- Director

   Mr. Knapp has served as a member of the Board of Directors since May 8, 2003. Mr. Knapp has been a Special Limited Partner and Consultant to MidMark Partners, a Chatham, NJ based venture capital firm, from 1993 to the present. From 1988 to 1996, Mr. Knapp was an Associate of MBW Management, a Morristown, NJ based venture capital firm, and a Principal of Communications Investment Group, a Morristown, NJ investment banking and telecommunications consulting firm. From 1982 to 1987, Mr. Knapp served as Corporate Vice President of ITT and Director, Telecommunications/Marketing for ITT Europe based in Brussels. From 1975 to 1982, Mr. Knapp served as Corporate Vice President of ITT and Group Executive and Chief Executive Officer for U.S. domestic and international telecommunications network operations of ITT based in New York. From 1968 to 1974, Mr. Knapp served as President and Chief Executive Officer of the Puerto Rico Telephone Co. in San Juan, Puerto Rico. From 1966 to 1968, Mr. Knapp served as Director of Operations for the Chilean Telephone Company in Santiago, Chile. From 1956 to 1965, Mr. Knapp served in various capacities at AT&T Corp., New York Telephone and Bell Laboratories. Mr. Knapp is currently serving as a member of the Board of Trustees of Manhattan College, New York as a Trustee Emeritus. He has served on the boards of a variety of companies and other organizations, including the Intermedia Communications, Inc., Digex Inc., the Boy Scouts of America, Greater New York, and the Greater New York United Fund.

Dennis Raney -- Director

   Mr. Raney has served as a member of the Board of Directors since May 8, 2003. Mr. Raney was Chief Financial Officer of eOne Global, LP from July 2001 to May 2003. From March 1998 to July 2001, Mr. Raney was Executive Vice President and Chief Financial Officer of Novell, Inc. From 1996 to 1997, Mr. Raney served as Chief Financial Officer of QAD Inc. From 1995 to 1996, Mr. Raney was Chief Financial Officer of California Microwave and during 1995 of General Magic. From 1993 to 1995, Mr. Raney was Chief Financial Officer, Pharmaceutical Group, of Bristol-Myers Squibb. From 1970 to 1993, Mr. Raney held various management positions with Hewlett Packard. Mr. Raney currently serves as a director and audit committee member of Viewpoint Corporation, Ultratech, Inc. and Equinix, Inc. Mr. Raney served as a director and audit committee member of ProBusiness Services during portions of 2002 and 2003, Redleaf Group, Inc. from 2001 to June 2003, W.R. Hambrecht & Company from November 1998 to June 2001 and ADAC Laboratories from March 1999 to March 2001.

Corporate Governance

   EasyLink's Board of Directors has adopted a Code of Business Conduct and Ethics, resolutions for Director Nominations Procedures, an Audit Committee Charter and a Stockholders Communications with the Board of Directors Policy which are posted on the Corporate Governance page of our Website. The Corporate Governance page can be accessed in the Investor Relations section of our Website at www.easylink.com.

Code of Business Conduct and Ethics

   EasyLink's Code of Business Conduct and Ethics applies to all employees, officers and members of the Board of Directors, including the principal executive officer, principal financial officer, principal accounting officer and controller. The provisions of this Code are designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The code is posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

Director Nominations Procedures

   The Board of Directors does not have a standing nominating committee. The Board of Directors has, however, adopted Director Nominations Procedures effective as of date of the annual meeting of stockholders to be held on June 15, 2004. The Director Nominations Procedures provide, among other things, that:

   o The Independent Directors of the Company (as determined in accordance with Rule 4200(a)(15) under the rules of the NASDAQ) will (a) assist the Board in identifying individuals qualified to become Board members and Board committee members, (b) recommend director nominees for the Board's selection for each annual meeting of stockholders and upon any Board vacancy and (c) take such other actions within the scope of the Director Nominations Procedures as the Independent Directors deem necessary or appropriate.

   o The Independent Directors shall have authority to:

      o Evaluate the size and composition of the Board, develop criteria for Board membership and evaluate the independence of existing and prospective directors.

      o Seek, evaluate and recommend that the Board select qualified individuals to become directors.

      o Approve procedures to be followed by security holders in submitting recommendations of director candidates and the consideration of such director candidates in accordance with any applicable notice provisions and procedures set forth in the Company's Bylaws.

      o Assist the Company in making the periodic disclosures related to the nominating procedures required by rules issued or enforced by the Securities and Exchange Commission.

      o Take such other actions as may be requested or required by the Board from time to time.

   o The Independent Directors shall have authority to decide whether to retain a search firm and/or legal counsel and other consultants to assist the Independent Directors in identifying, screening and attracting director candidates and in fulfilling their role under these procedures. The fees of such firm, counsel or consultant shall be paid by the Company.

   The Board of Directors will consider candidates recommended by stockholders when the nominations are properly submitted. The deadlines and procedures for stockholder submissions of director nominees are described below under "Deadline for Receipt of Stockholder Proposals." Following verification of the stockholder status of persons proposing candidates, the Independent Directors, acting pursuant to the Director Nominations Procedures described above, will make an initial analysis of the qualifications of any candidate recommended by stockholders to determine whether the candidate is qualified for service on the Company's Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Independent Directors, a potential candidate nominated by a stockholder is considered in the same manner as any other potential candidate during the review process by the Board.

   Director Nominations Procedures are posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

Communications with the Board

   The Board of Directors of Easylink Services Corporation believes it is in the best interest of the Company and its stockholders to maintain a policy of open communications between the Company's stockholders and the Board. Accordingly, the Board has adopted the following procedures for stockholders who wish to communicate with the Board.

   o Stockholders who wish to communicate with the Board or with specified directors should do so by forwarding such communication, in writing, to The Board of Directors, c/o Investor Relations, Easylink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854.

   o Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company's legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication. A good faith determination made by the Investor Relations department to forward a communication or not to forward a communication to the full Board or to any individual director or directors shall be final and conclusive and deemed in full compliance with these procedures.

Director Independence

   Our Board of Directors has determined that Robert Casale, Stephen Duff, George Knapp and Dennis Raney are independent directors as defined in Rule 4200(a)(15) under the rules of the NASDAQ.

Meetings and Committees of the Board of Directors

    During 2003, the Board met fourteen times and acted twice by unanimous written consent. All of our directors other than Mr. Ketchum attended 75 percent or more of the aggregate number of regularly scheduled and special meetings of the Board and Board committees on which they served in 2003. From time to time, the Board has created various ad hoc committees for special purposes.

Audit Committee

   The Audit Committee is currently comprised of three directors, Dennis Raney, Robert Casale and George Knapp. Mr. Raney is the Chairman of the Committee.
The Audit Committee held twelve meetings during 2003. Each of the current
Audit Committee members is an "independent director" as defined in Rule 4200(a)(15) of the NASD listing standards and is otherwise eligible to serve on the Audit Committee in accordance with the other

NASD listing standards. The Board has determined that Mr. Raney is an "audit committee financial expert" as that term is defined in the applicable SEC rules. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of EasyLink. The Audit Committee also coordinates the Board of Director's oversight of the Company's internal control over financial reporting, the Company's disclosure controls and procedures and the Company's Code of Business Conduct and Ethics. The Audit Committee is also responsible for reviewing all transactions between the Company and related parties. See the "Audit Committee Report".

   The Board of Directors has adopted a written charter for the Audit Committee. The charter is attached hereto as Appendix A and is posted on the Corporate Governance page of our Website, which can be accessed in the Investor Relations section of our Website at www.easylink.com.

Compensation Committee

   The Compensation Committee is currently comprised of three non-management directors, George Knapp, Robert Casale and Stephen Duff. Mr. Knapp is the Chairman of the Committee. The Compensation Committee held eight meetings and acted once by unanimous written consent during 2003. The Compensation Committee has the authority to determine salaries and bonuses and to make awards of capital stock or options to purchase capital stock of the Company to the officers and employees of the Company. All decisions relating to the compensation of EasyLink executive officers are made by the Compensation Committee. See the "Compensation Committee Report on Executive Compensation".

   Mr. Duff is Chief Investment Officer for The Clark Estates, Inc. and is Treasurer of the general partner of, and a limited partner of, Federal Partners, L.P. Federal Partners and accounts for which The Clark Estates, Inc. provides management and administrative services were beneficial holders as of February 28, 2004 of 12.74% of the Company's outstanding common stock. The Clark Estates, Inc. provides management and administrative services to Federal Partners. In connection with a financing on January 8, 2001, the Company granted to Federal Partners the right to designate one director to our Board of Directors so long as Federal Partners and other persons associated with it own at least 300,000 shares of Class A Common Stock. Federal Partners, L.P. designated Stephen Duff and he was appointed to our Board on January 8, 2001. Through his limited partnership interest in Federal Partners, L.P., Mr. Duff has an indirect interest in 10,789 of the shares of Class A Common Stock held by Federal Partners. See also "Certain Relationships and Related Transactions."

Compensation of Directors

   Other than reimbursing directors for customary and reasonable expenses of attending Board of Directors or committee meetings, EasyLink does not currently compensate directors who are part of the management team. During 2003, four outside, non-management directors were granted options as compensation for their serving as board members. On May 14, 2003, Robert Casale, Stephen Duff, George Knapp and Dennis Raney were granted options to purchase 20,000 shares of Class A Common Stock at an exercise price of $.53 per share, vesting over four years, 25% vesting on the first anniversary of the date of grant and the remainder vesting at the rate of one-sixteenth of the original grant at the end of each three month period after the first anniversary until fully vested, subject to continued service on the vesting date. Non-management directors are entitled to receive an annual retainer fee in the amount of $10,000, a fee in the amount of $1,000 for each Board meeting and a fee in the amount of $750 for each Committee meeting. The Chairman of the Audit Committee and the Compensation Committee are entitled to receive an additional annual fee of $3,000 each.

Annual Meeting

   The Company has no policy with regard to attendance by members of the Board of Directors at annual meetings of stockholders. Two members of the Board of Directors attended the annual meeting of stockholders held on August 7, 2003. The Company expects that all directors who attend the regular meeting of the Board of Directors scheduled for June 15, 2004 will attend the 2004 annual meeting of stockholders to be held on the same date.

Vote Required

   A plurality of votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote thereon, is required for the election of directors. Abstentions and broker "non-votes" are not counted for the purposes of the election of directors.

Recommendation of the Board

   The Board of Directors recommends that the stockholders vote "FOR" election of each of the nominees listed above.

                                 PROPOSAL NO. 2

                 APPROVAL OF THE EASYLINK SERVICES CORPORATION
                         2004 STOCK AND INCENTIVE PLAN

General

   The Board of Directors is proposing for stockholder approval the EasyLink Services Corporation 2004 Stock and Incentive Plan (the "2004 Plan"). The purpose of the 2004 Plan is to grant stock options and stock-based awards as a means to provide an incentive to our selected directors, officers, employees and consultants to acquire a proprietary interest in EasyLink, to continue in their positions with us and to increase their efforts on our behalf. The 2004 Plan provides for awards of stock options and other awards, such as restricted stock, restricted stock units, and deferred stock units, that consist of, or are denominated in, payable in, valued in whole or in part by reference to or otherwise related to our Class A common stock.

   The 2004 Plan was adopted by the Board on April 22, 2004, and, if approved by the stockholders, will become effective on June 15, 2004. Appendix B to this Proxy Statement contains the complete text of the 2004 Plan, which is summarized below.

Description of the 2004 Plan

   Administration. The 2004 Plan is administered by the Compensation Committee of the Board of Directors. Under the 2004 Plan, the Compensation Committee has the authority to, among other things: (i) select the eligible persons to whom awards will be granted, (ii) determine the size, type and the terms of each award granted, (iii) adopt, amend and rescind rules and regulations for the administration of the plan, and (iv) decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the plan. All awards under the 2004 Plan by the Compensation Committee will be subject to approval by the Board of Directors.

   Available Shares. A maximum of 1,000,000 shares of our Class A common stock will be available under the 2004 Plan. The 2004 Plan is in addition to the following existing stock option plans: EasyLink Services Corporation 2003 Stock Option Plan, the EasyLink Services Corporation 2002 Stock Option Plan, the EasyLink Services Corporation 2001 Stock Option Plan, the Mail.com, Inc. 2001 Stock Option Plan, the Mail.com, Inc. 2000 Stock Option Plan, the Mail.com, Inc. 1999 Stock Option Plan, the Mail.com, Inc. 1998 Stock Option Plan, the Mail.com, Inc. 1997 Stock Option Plan and the Mail.com, Inc. 1996 Stock Option Plan, each of which was previously approved by stockholders. An aggregate of 1,054,812 shares is available for future option grants under these existing plans. See "Equity Compensation Plan Information" below. The Board of Directors has resolved that no future grants will be made under these existing stock option plans without the unanimous approval of all members of the Board of Directors.

   Each award of a stock option under the 2004 Plan will reduce the number of shares available for future issuance under options granted under the 2004 Plan by one share for every share subject to a new option and will reduce the number of shares available for future issuance under restricted stock, restricted stock units, deferred stock units and other stock-based compensation by .66667 shares for every share subject to a new option. Each award of restricted stock, restricted stock units, deferred stock units or other stock-based compensation, in contrast, will reduce the number of shares available for future issuance under options granted under the 2004 Plan by 1.5 shares for every one share of restricted stock, restricted stock unit, deferred stock or other stock-based unit awarded. The share reserve under the 2004 Plan will not be reduced for any awards payable in cash, and will be increased to the extent awards payable in shares are forfeited or terminated or the shares subject to awards are returned to EasyLink (for example, in payment as an option exercise price or withholding taxes).

   The maximum number of shares underlying options, restricted stock, restricted stock units, deferred stock units or other stock-based compensation that can be granted to any individual within a calendar year under the 2004 Plan is 750,000 shares in the case of options and 450,000 in the case of restricted stock, restricted stock units, deferred stock units or other stock-based compensation.

   In the event of any changes in the number or kind of outstanding shares of stock by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise, the Compensation Committee may make equitable adjustments to the number of shares available for future issuance under the 2004 Plan, to the maximum number of shares underlying options or other awards that can be granted to any individual within a calendar year, and to the price and other terms of any award previously granted or that may be granted under the 2004 Plan.

   Eligibility. The Compensation Committee will select those persons who are to receive award grants. During the first year in which awards are granted under the 2004 Plan, eligible persons are expected to include approximately 50 officers and other employees of Easylink and its subsidiaries, all four of the non-employee directors of EasyLink, and certain consultants to Easylink and its subsidiaries.

   Types of Awards. Each award granted under the 2004 Plan will be evidenced by an agreement that states the terms and conditions of the grant.

   Options. Stock options give the holder the right to purchase shares of our Class A common stock at a specified exercise price. Both incentive stock options and non-qualified stock options may be granted under the 2004 Plan. The exercise price of an option granted under the 2004 Plan generally will not be less than 100% of the fair market value of the stock at the time of grant (110% in the case of an incentive stock option granted to any person who possesses more than 10% of the total combined voting power of all classes of our capital stock). The fair market value of a share of our Class A common stock as of April 21, 2004 was $1.66.

   Each option granted under the 2004 Plan will be exercisable at the times and in the amounts determined by the Compensation Committee at the time of grant. In addition, the Compensation Committee, in its discretion, may accelerate the exercisability of any option outstanding under the 2004 Plan. The exercise price of an option is payable in cash unless otherwise approved by the Compensation Committee.

   Options granted under the 2004 Plan are not transferable except by will or the laws of descent and distribution and are only exercisable by the grantee during such grantee's lifetime. Each option shall terminate at the time determined by the Compensation Committee provided that the term may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a ten percent stockholder).

   The Compensation Committee may, subject to the limitations of the 2004 Plan, modify, extend or renew outstanding options granted under the 2004 Plan, or accept the surrender of outstanding unexercised options and authorize the grant of substitute options. This would include the authority to reprice outstanding option awards.

   Restricted Stock, Restricted Stock Units and Deferred Stock Units. Shares of Restricted stock are actual shares of our Class A common stock that are subject to vesting requirements and transfer restrictions. A restricted stock unit represents the right to receive one share of our Class A common stock or the cash equivalent at a future date. A deferred stock unit represents the right to receive one share of our Class A common stock at the grantee's termination of employment with EasyLink and its subsidiaries. Restricted stock units and deferred stock units may be subject to vesting requirements, and may require or permit the grantee to defer receipt of actual shares to a date subsequent to the date the units vest. Awards of restricted stock, restricted stock units or deferred stock units generally do not require the grantee to pay for the shares.

   Restricted stock, restricted stock units and deferred stock units generally will vest over such period of time as shall be determined by the Compensation Committee. Holders of restricted stock have the same voting and dividend rights as other holders of our Class A common stock, except that the holder may be required to reinvest any cash dividends in additional shares of restricted stock. While holders of restricted stock units and deferred stock units have no voting and no dividend rights, as they do not hold actual shares of Class A common stock, awards of restricted stock units or deferred stock units may provide for dividend equivalents, which can be paid immediately or deferred.

   Performance-Based Awards. The Compensation Committee may, in its discretion, condition the granting, vesting or settlement of any award under the 2004 Plan on the attainment of one or more corporate performance goals over a specified period. The Compensation Committee would set performance goals over periods that it selects in advance, and after the end of each period the Compensation Committee would certify the extent to which those goals are attained. The performance goals would be based on the attainment by EasyLink, or by one or more of its business units or subsidiaries, of specified levels of business criteria, which may include one or more of the following:

   o Pre-tax or after-tax income;

   o Earnings per share;

   o Income from operations;

   o Earnings before interest expense and provision for income taxes (EBIT);

   o Earnings before interest expense, provision for income taxes, depreciation and amortization expenses (EBITDA);

   o Net income;

   o Revenue;

   o Economic value added (EVA);

   o Return on net or total assets;

   o Free cash flow from operations;

   o Free cash flow per share;

   o Return on invested capital;

   o Return on stockholders' equity;

   o Expense reduction;

   o Working capital;

   o Total stockholder return; and

   o Performance of the Company's stock price.

   The Compensation Committee would determine whether to measure performance under these criteria in absolute terms or in comparison to the performance of other corporations. In applying these criteria to a particular period, the Compensation Committee may, in its discretion, exclude the impact of the following: unusual or infrequently occurring charges; the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization; the cumulative effect of accounting changes; discontinued operations; and any business units, divisions, subsidiaries or other entities sold or acquired.

   Amendment and Termination. The 2004 Plan will terminate on the earliest of
(a) June 15, 2014, (b) the date when all shares of stock reserved for issuance have been acquired or (c) any earlier date as may be determined by the Board of Directors. No awards may be granted under the 2004 Plan after it is terminated, but any previously granted awards will remain in effect until they expire in accordance with the terms of the plan and the applicable award agreement. Subject to certain limitations, the Board of Directors may amend the 2004 Plan, and may correct any defect, supply any omission or reconcile any inconsistency in the 2004 Plan. None of these modifications may alter or adversely impair any rights or obligations under any option previously granted under the 2004 Plan, except with the consent of the grantee.

Federal Income Tax Consequences of Awards

   The following discussion is generally a summary of the principal United States federal income tax consequences under current federal income tax laws relating to grants or awards of options, restricted stock, restricted stock units or deferred stock units under the 2004 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

   A grantee does not generally recognize any taxable income upon the grant of a nonqualified option and EasyLink will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a non-qualified option, the excess of the fair market value of stock on the date of exercise over the exercise price will be taxable as ordinary income to the grantee. If EasyLink complies with applicable withholding requirements, we will be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income subject to any deduction limitation under
Section 162(m) of the Internal Revenue Code. The subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will ordinarily result in capital gain or loss.

   Subject to the discussion below, a grantee will not recognize taxable income at the time of grant or exercise of an incentive stock option and we will not be entitled to a tax deduction with respect to such grant or exercise.
However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the grantee.

   Generally, if a grantee has held shares acquired upon the exercise of an incentive stock option for at least one year after the date of exercise and for at least two years after the date of grant of the incentive stock option, upon disposition of the shares by the grantee, the difference, if any, between the sales price of the shares and the exercise price will be treated as long-term capital gain or loss to the grantee.

   Generally, upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the date of exercise or within two years after the date of grant of the incentive stock option (a "disqualifying disposition"), any excess of the fair market value of the shares at the time of exercise of the option over the exercise price of such option will constitute ordinary income to the grantee. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code, EasyLink will be entitled to a deduction equal to the amount of such ordinary income recognized by the holder.

   If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the previously owned shares were acquired on the exercise of an incentive stock option and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

   A grantee will not recognize any income at the time shares of restricted stock are granted, nor will EasyLink be entitled to a deduction at that time. In the year in which the restrictions on the restricted shares lapse and the shares become vested, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, that the grantee paid for the shares. A grantee may, however, elect within 30 days after receiving restricted shares to recognize ordinary income in the year of receipt instead of the year of vesting. If this election is made, the amount of income recognized by the grantee will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the grantee paid for the shares. Payroll taxes are required to be withheld on the income recognized by grantees who are employees of EasyLink or one of its subsidiaries. EasyLink will be entitled to a tax deduction at the same time and in the same amount as the grantee recognizes income.

   A grantee will not recognize any income at the time a restricted stock unit or deferred stock unit is granted, nor will EasyLink be entitled to a deduction at that time. When payment on a stock unit is made, the grantee will recognize ordinary income in an amount equal to the amount of cash or the fair market value of the shares of our Class A common stock received. Payroll taxes are required to be withheld on the income recognized by the grantees who are employees of EasyLink or one of its subsidiaries. EasyLink will be entitled to a tax deduction at the same time and in the same amount as the grantee recognizes income.

   EasyLink's tax deduction for awards under the 2004 Plan is subject to the limitation of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deduction for compensation paid in a calendar year to any "covered employee" (generally, an officer listed in the Summary Compensation Table in our proxy statement) to $1 million. Section 162(m) provides an exception to this limit for "performance-based" compensation. If shareholders approve the 2004 Plan, we believe that all stock options awarded in accordance with the 2004 Plan will result in performance-based compensation that is exempt from the deduction limit. Awards of restricted stock, restricted stock units and deferred stock units could be exempt from the deduction limit only if they are specifically conditioned on the attainment of performance goals in accordance with the 2004 Plan.

Equity Compensation Plan Information



   The following table provides information as of December 31, 2003 with respect to shares of our common stock that may be issued under our existing equity compensation plans.


                                                                          Year Ended December 31, 2003
                                             --------------------------------------------------------------------------------------
                                                                                                           Number of securities
                                                                                                          remaining available for
                                             Number of securities to be    Weighted average exercise   future issuance under equity
                                               issued upon exercise of       price of outstanding           compensation plans
                                                outstanding options,           options, warrants           (excluding securities
                                                 warrants and rights              and rights             reflected in column (a))
Plan Category                                            (a)                          (b)                           (c)
-------------                                --------------------------    -------------------------   ----------------------------
Equity compensation plans approved by
  security holders.......................             4,109,431                     $ 2.86                       1,054,812
Equity compensation plans not approved by
  securityholders (1)....................               772,549                     $10.07                              --
Total:...................................             4,881,980                     $ 4.00                       1,054,812

---------------
(1) Includes options to purchase 84,862 shares of Class A common stock at a weighted average exercise price of $13.88 per share under the Netmoves 1996 Stock Option Plan which were assumed in connection with the acquisition of Netmoves Corporation by the Company in 2000.

Non-Security Holder-Approved Equity Compensation Plans

   Each of the stock option plans listed in the table below under the sub-heading "Plans Adopted in Acquisitions" were adopted or assumed in connection with the acquisition by the Company of the entities after which the plan is named. Except for the 1996 Netmoves Stock Option Plan, the plan terms and conditions are substantially the same as the terms of the Company's plans for which shareholder approval was obtained, except that incentive stock options were not issuable under such plans. Options under each plan were initially granted to employees of the acquired entity who became employees of the Company after the acquisition or, in the case of the 1996 Netmoves Stock Option Plan, were assumed by the Company. The plans are administered by a Committee of the Board of Directors. The Plans may be amended by the Board of Directors. The number of shares underlying outstanding options, the weighted average exercise price and the number of shares underlying options available for future grant under each plan are specified in the table below.

   The Mail.com 1999 Supplemental Stock Option Plan and the Mail.com 2000 Supplemental Stock Option Plan provide for the grant of options to the Company's directors, employees and consultants and contain terms and conditions that are substantially the same as the terms of the Company's plans for which shareholder approval was obtained, except that incentive stock options are not issuable under such plans. The plans are administered by the Compensation Committee of the Board of Directors. The Plans may be amended by the Board of Directors. Under the plans, options that expire unexercised may be re-granted by the Company to other employees. The number of shares underlying outstanding options, the weighted average exercise price and the number of shares underlying options available for future grant under each of these plans are specified in the table below.


                                                                             Year Ended December 31, 2003
                                                  ---------------------------------------------------------------------------------
                                                                                                             Number of securities
                                                                                                           remaining available for
                                                  Number of securities to be       Weighted average         future issuance under
                                                    issued upon exercise of         exercise price        equity compensation plans
                                                     outstanding options,       of outstanding options,     (excluding securities
                                                      warrants and rights         warrants and rights      reflected in column (a))
Plan                                                          (a)                         (b)                        (c)
----                                              --------------------------    -----------------------   -------------------------
Plans Adopted in Acquisitions
The Allegro Group Stock Option Plan...........                5,302                     $ 9.93                        --
Lansoft Stock Option Plan.....................                1,218                     $16.88                        --
Netmoves 2000 Stock Option Plan...............               48,497                     $17.44                        --
Netmoves 1996 Stock Option Plan...............               84,862                     $13.88                        --
Other Plans
Mail.com 1999 Supplemental Stock Option Plan..              126,141                     $ 7.26                        --
Mail.com 2000 Supplemental Stock Option Plan..              175,551                     $ 5.03                        --


   The Company granted non-qualified options under individual stock option agreements to the persons and on the terms indicated in the following table:


Name                                                                      Grant Date    Expiration Date    Shares    Exercise Price
----                                                                      ----------    ---------------    -------   --------------
Gerald Gorman .........................................................      6/1/96           6/1/06        40,000        1.0000
Gerald Gorman .........................................................    12/31/96         12/31/06         7,250        5.0000
Gerald Gorman .........................................................      2/1/97           2/1/07         2,000       10.0000
Frank Graziano ........................................................    11/14/00          1/31/09             4       16.8750
Frank Graziano ........................................................    11/14/00          3/31/09           165       16.8750
Frank Graziano ........................................................    11/14/00          2/28/09           338       16.8750
Dave Milligan .........................................................      6/1/96           6/1/06        25,000        1.0000
Gary Millin ...........................................................      6/1/96           6/1/06        25,000        1.0000
Gary Millin ...........................................................    12/31/96         12/31/06         9,700        5.0000
Gary Millin ...........................................................      2/1/97           2/1/07         2,000       10.0000
Gary Millin ...........................................................      2/1/97           2/1/07        10,000       10.0000
Thomas Murawski .......................................................     1/26/01          1/26/11       170,000       12.8125
Charles Walden ........................................................     2/16/98          2/16/08        39,520       35.0000
                                                                                                           -------
   Total...............................................................                                    330,978
                                                                                                           =======

Approval Required:

   The affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote thereon is required to approve the 2004 Plan. Abstentions will be counted towards the tabulations of votes cast on this proposal and will have the same effect as a vote "AGAINST" such matters. Broker "non-votes" will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board:

   The Board of Directors recommends a vote "FOR" approval of the EasyLink Services Corporation 2004 Stock and Incentive Plan.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT AND
                           RELATED STOCKHOLDER MATTERS

   The following table provides information with respect to the beneficial ownership of EasyLink's common stock as of February 28, 2004 for:

   o each person who EasyLink knows beneficially owns more than 5% of its Class A Common Stock;

   o each of EasyLink's directors, including its Chief Executive Officer;

   o EasyLink's four most highly compensated executive officers, other than its Chief Executive Officer, who were serving as executive officers at the end of 2003, and

   o all of EasyLink's executive officers and directors as a group.

   For purposes of this table, a person, entity or group is deemed to have "beneficial ownership" of any shares of Class A Common Stock, including shares subject to options, warrants or conversion rights, which the person, entity or group has the right to acquire within 60 days of February 28, 2004. Unless otherwise noted below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

   For purposes of calculating the percentage of outstanding shares or voting power held by each person named below, any shares which that person has the right to acquire within 60 days after February 28, 2004 are deemed to be outstanding, but shares which may similarly be acquired by other persons are deemed not to be outstanding.

   The total number of outstanding shares of Class A Common Stock used for purposes of calculating the percentages of Class A Common Stock beneficially owned is 43,865,999, which includes 1,000,000 shares of Class A Common Stock issuable upon conversion of the 1,000,000 outstanding shares of Class B Common Stock and 42,865,999 shares of Class A common stock issued and outstanding as of February 28, 2004.

   The total number of votes for purposes of calculating the percentage of total voting power includes the voting power of 1,000,000 shares of Class B Common Stock owned by Gerald Gorman. Each share of Class B Common Stock entitles Mr. Gorman to ten votes.


                                                                            Number of            Percentage        Percentage of
                                                                        Shares of Class A        of Class A            Total
Name of Beneficial Owner                                               Beneficially Owned    Beneficially Owned    Voting Power
------------------------                                               ------------------    ------------------    -------------
Gerald Gorman ......................................................        1,279,192(1)             2.91%             19.40%
 33 Knightsbridge Road, Piscataway, NJ
Thomas Murawski ....................................................          720,261(2)             1.62%              1.34%
George Abi Zeid ....................................................        4,159,897(3)             9.42%              7.82%
 262 Glen Head Road, Glen Head NY
Stephen Duff .......................................................           23,549(4)                *                  *
Robert Casale ......................................................                0                   *                  *
George Knapp .......................................................                0                   *                  *
Dennis Raney .......................................................                0                   *                  *
Debra McClister ....................................................          139,639(5)                *                  *
David Ambrosia .....................................................          133,458(6)                *                  *
All directors and executive officers as a group (9 persons) ........        6,455,996               14.62%             29.13%
The Clark Estates, Inc. ............................................        5,589,020(7)            12.74%             10.57%
 One Rockefeller Center, New York, NY
Zesiger Capital Group LLC ..........................................        3,857,684(8)             8.79%              7.30%
 320 Park Avenue, 30th Floor, New York, New York

---------------
*   Represents beneficial ownership or voting power of less than 1%.
(1) Includes 1,000,000 shares of Class A Common Stock issuable upon conversion, on a one for one basis, of Class B Common Stock.
(2) Includes 14,750 shares held by the Company 401(k) Savings Plan for Mr. Murawksi's account pursuant to the employer matching contribution feature of the plan. Mr. Murawski does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(3) Includes 268,296 shares issuable upon exercise of warrants. Includes 11,621 shares held by the Company 401(k) Savings Plan for Mr. Abi Zeid's account pursuant to the employer matching contribution feature of the plan. Mr. Abi Zeid does not have the power to divest these shares while they are held by the 401(k) Savings Plan. Also includes 300,000 shares held by Telecom International, Inc. Mr. Abi Zeid owns indirectly a majority of the capital stock of Telecom International, Inc. See "Certain Relationships and Related Transactions."
(4) Mr. Duff is a limited partner of Federal Partners, L.P. Includes 10,789 shares of Class A Common Stock indirectly held through his limited partnership interest in Federal Partners.
(5) Includes 10,836 shares held by the Company 401(k) Savings Plan for Ms. McClister's account pursuant to the employer matching contribution feature of the plan. Ms. McClister does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(6) Includes 11,406 shares held by the Company 401(k) Savings Plan for Mr. Ambrosia's account pursuant to the employer matching contribution feature of the plan. Mr. Ambrosia does not have the power to divest these shares while they are held by the 401(k) Savings Plan.
(7) Includes 5,394,640 shares of Class A Common Stock held by Federal Partners. Also includes 194,380 shares held by accounts for which The Clark Estates, Inc. provides management and administrative services. The Clark Estates, Inc. disclaims beneficial ownership of 5,394,640 and the 194,380 shares described in this footnote. The Clark Estates, Inc. provides management and administrative services to Federal Partners. See "Certain Relationships and Related Transactions."
(8) Includes 3,857,684 shares of Class A Common Stock held by accounts for whom Zesiger Capital acts as investment adviser. Zesiger Capital disclaims beneficial ownership of all of the shares described in this footnote. See "Certain Relationships and Related Transactions."

   The following table sets forth the number of shares of Class A Common Stock included in the table above that are issuable upon the exercise of options exercisable within 60 days of February 28, 2004.

                                                                         Number of Shares of
             Name of Beneficial Owner                                    Class A Common Stock
             ------------------------                                    --------------------
             Gerald Gorman...........................................          110,310
             Thomas Murawski.........................................          704,233
             George Abi Zeid.........................................           25,000
             Stephen Duff............................................           12,250
             Debra McClister.........................................          122,002
             David Ambrosia..........................................          121,604


   George Abi Zeid acquired 1,877,618 shares included in the ownership table above in connection with the acquisition of Swift Telecommunications, Inc. ("STI") by EasyLink pursuant to an agreement and plan of merger dated January 31, 2001. STI acquired AT&T Corp.'s EasyLink Services business on January 31, 2001. In connection with the acquisition of STI by EasyLink, pursuant to a Pledge Agreement dated January 31, 2001 Mr. Abi Zeid pledged to AT&T Corp. all of the shares of EasyLink Class A Common Stock that he was entitled to receive under the agreement and plan of merger to secure a $35 million note issued to AT&T Corp. by STI and assumed by EasyLink as part of the purchase price for the EasyLink Services business. As a result of the debt restructuring completed on November 27, 2001, these shares now secure the $10 million principal amount of restructure notes issued to AT&T Corp. in exchange for the $35 million note originally held by it. This note is now held by PTEK Holdings, Inc. Upon the occurrence of an event of default under the terms of the $10 million note or the pledge agreement, PTEK Holdings, Inc. may exercise all of its available rights and remedies under the agreement and applicable law. The exercise of these rights and remedies after an event of default may result in the transfer of the shares pledged.

                                   MANAGEMENT

Executive Officers

   The following table identifies the current executive officers of EasyLink and their ages as of May 3, 2004:

Name                                                    Age         Position
----                                                    ---         --------
Gerald Gorman ..................................         49         Chairman, Director
Thomas Murawski ................................         59         Chief Executive Officer and President, Director
George Abi Zeid ................................         51         Executive Vice President and President -- International
                                                                    Division, Director
Michael Doyle ..................................         48         Vice President and Chief Financial Officer
Debra McClister ................................         49         Executive Vice President
David Ambrosia .................................         47         Executive Vice President and General Counsel




   For biographical summaries of Gerald Gorman, Thomas Murawski and George Abi Zeid, see "Election of Directors."

Michael Doyle -- Vice President and Chief Financial Officer

   Mr. Doyle has served as Vice President and Chief Financial Officer of EasyLink since March 2004. Prior to joining EasyLink, Mr. Doyle was Chief Financial Officer of D&B North America, a division of D&B, Inc. (Dun & Bradstreet) from 2002 to September 2003. Mr. Doyle held various positions at Cendant, Inc. from 1997 to 2002, including Vice President Audit, Vice President Relationship Marketing and Management and Senior Vice President Relationship Marketing & Management. Mr. Doyle served as Chief Financial Officer of the Flourine Products Division of Allied Signal Corporation from 1995 to 1997. Mr. Doyle held various finance, accounting and management positions at Pepsico, Inc. from 1986 to 1995 and at Continental Can Company, Inc. from 1978 to 1986. Mr. Doyle received his B.B.A from University of Notre Dame and his M.B.A. from New York University.

Debra McClister -- Executive Vice President

   Ms. McClister has served as Executive Vice President since July 1998. She also served as Chief Financial Officer of EasyLink from July 1998 through March 2004. Prior to joining EasyLink, Ms. McClister held a variety of executive positions at Philips Media, and most recently served as Chief Operating Officer of Philips Media Software from 1996 to 1997. She was the Senior Vice President and Chief Financial Officer for Philips Media, North America from 1995 to 1996, Corporate Vice President and Controller for Philips Electronics, North America from 1988 to 1995 and she held various positions at Philips Electronics from 1984 to 1988. Ms. McClister also worked in financial management for Hitachi America from 1981 to 1984. Ms. McClister received her B.S. in Commerce from Rider University and is a Certified Public Accountant.

David Ambrosia -- Executive Vice President and General Counsel

   Mr. Ambrosia joined EasyLink as Executive Vice President and General Counsel in May 1999. Prior to joining EasyLink, Mr. Ambrosia was engaged in the private practice of law in the field of corporate law with an emphasis on securities offerings and mergers and acquisitions. From January 1990 through June 1999, he was a partner at Winthrop, Stimson, Putnam & Roberts. From September 1982 until December 1989, he was an associate at Winthrop, Stimson, Putnam & Roberts. Mr. Ambrosia received his B.S. from the School of Industrial and Labor Relations at Cornell University, his M.B.A. from the Johnson
Graduate School of Management at Cornell University and his J.D. from the Cornell Law School.

Executive Compensation

   The following table presents certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to EasyLink in all capacities during the fiscal year ended December 31, 2003, by the Chief Executive Officer of EasyLink during 2003 and each of the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 2003 (collectively, the "Named Executive Officers"). No other executive who would otherwise have been included in this table on the basis of salary and bonus earned for 2003 has resigned or otherwise terminated employment during 2003.

                           SUMMARY COMPENSATION TABLE


                                                                                             Long-Term Compensation Awards
                                                                                           ---------------------------------
                                                                                               Securities
                                                                                               Underlying
                                                                                               Options to
                                                                 Annual Compensation       Purchase EasyLink
                                                             ---------------------------        Class A           All Other
Name and Principal Position                                  Year    Salary      Bonus      Common Stock(1)     Compensation
---------------------------                                  ----   --------    --------   -----------------    ------------
Gerald Gorman............................................    2003   $250,000    $ 12,800         123,000
 Chairman                                                    2002    250,000           -               -                 -
                                                             2001    215,732           -          55,152                 -

Thomas Murawski..........................................    2003    450,000     148,000       1,103,000          $  6,000(2)
 Chief Executive Officer                                     2002    407,698           -         300,000           340,644(3)
 and President                                               2001    301,180           -         402,539             5,250(2)

George Abi Zeid..........................................    2003    257,981      26,000          47,000             5,157(2)
 President - International                                   2002    202,404           -          25,000             4,760(2)
 Operations                                                  2001    187,461(4)        -               -             2,135(2)

Debra McClister..........................................    2003    207,500      10,500          54,000             5,150(2)
 Executive Vice President and                                2002    204,549           -          25,000             4,912(2)
 Chief Financial Officer                                     2001    189,589           -          40,000             4,067(2)

David Ambrosia...........................................    2003    233,000      11,900          97,000             5,179(2)
 Executive Vice President and                                2002    229,262           -          50,000             4,754(2)
 General Counsel                                             2001    192,715           -          30,812             4,076(2)

---------------
(1) All numbers give effect to the one-for-ten reverse stock split of the Company's Class A and Class B Common Stock effective January 23, 2002.
(2) Represents the dollar value of the contribution to the named executive officer's account pursuant to the employer match feature of the Company's 401(k) Savings Plan. The contribution was made in shares of the Company's Class A Common Stock valued at the market price at the time of contribution.
(3) Represents the outstanding principal of and accrued interest on a loan from EasyLink to Mr. Murawski forgiven by EasyLink pursuant to the terms of Mr. Murawski's employment agreement in the aggregate amount of $235,144 plus $100,000 paid to Mr. Murawski during 2002 as a partial gross-up for taxes due on the loan forgiveness as well as $5,500 representing a matching contribution made in shares of Class A common stock described above in Footnote (2).
(4) Salary did not commence until February 23, 2001.

                          OPTION GRANTS IN FISCAL YEAR

   The following table provides certain information regarding stock options granted to the Named Executive Officers during the year ended December 31, 2003.

                                                                      Individual Grants
                                                  --------------------------------------------------------
                                                                                                              Potential Realizable
                                                                                                                Value at Assumed
                                                                    Percent of                                Annual Rates of Stock
                                                    Number of      Total Options                               Price Appreciation
                                                    Securities      Granted to                                         for
                                                    Underlying     Employees in     Exercise                     Option Terms(1)
                                                     Options        Fiscal Year    Price Per    Expiration    ---------------------
                                                  Granted(#)(1)         (%)         Share(1)       Date          5%          10%
                                                  -------------    -------------   ---------    ----------    --------   ----------
Gerald Gorman .................................        23,000(2)        0.97%        $ .53      05/13/2013    $  7,666   $   19,428
                                                      100,000(3)        4.23%         1.25      08/06/2013    $ 78,612   $  199,218
Thomas Murawski ...............................       103,000(2)        4.36%          .53      05/13/2013    $ 34,331   $   87,002
                                                    1,000,000(3)       42.29%         1.25      08/06/2013    $786,118   $1,992,178
George Abi Zeid ...............................        47,000(2)        1.99%          .53      05/13/2013    $ 15,666   $   39,700
Debra McClister ...............................        19,000(2)        0.80%          .53      05/13/2013    $  6,333   $   16,049
                                                       35,000(3)        1.48%         1.25      08/06/2013    $ 27,514   $   69,726
David Ambrosia ................................        22,000(2)        0.93%          .53      05/13/2013    $  7,333   $   18,583
                                                       75,000(3)        3.17%         1.25      08/06/2013    $ 58,959   $  149,413

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions are not intended to forecast future appreciation of EasyLink's stock price. The amounts reflected in the table may not necessarily be achieved.
(2) These options may not be exercised on or before May 14, 2004. Upon that date all of the options will vest.
(3) These options may not be exercised on or before August 7, 2004. Upon that date these options will vest over four years, 25% vesting on the first anniversary of the date of grant and the remainder vesting at the rate of one-sixteenth of the original grant at the end of each three month period after the first anniversary until fully vested.

     STOCK OPTION EXERCISES AND DECEMBER 31, 2003 STOCK OPTION VALUE TABLE

   The following table sets forth certain information concerning stock options exercised during 2003 by the Named Executive Officers and the number and value of specified options held by those persons at December 31, 2003. The values of unexercised in-the-money stock options at December 31, 2003 shown below are presented pursuant to SEC rules. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.


                                                                                  Number of                Value of Unexercised
                                         Shares                             Securities Underlying         In-the-Money Options at
                                        Acquired                              December 31, 2003            December 31, 2003(2)
                                           on              Value        ----------------------------    ---------------------------
Name                                  Exercise (#)    Realized ($)(1)   Exercisable    Unexercisable    Exercisable   Unexercisable
----                                  ------------    ---------------   -----------    -------------    -----------   -------------
Gerald Gorman .....................         0               $0            110,310          123,000       $ 16,000        $ 35,010
Thomas Murawski ...................         0                0            704,233        1,168,837        126,000         239,610
George Abi Zeid ...................         0                0             25,000           47,000         10,500          40,890
Debra McClister ...................         0                0            122,002           54,502         10,500          21,780
David Ambrosia ....................         0                0            121,604           97,629         21,000          30,390

---------------
(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Company's Class A Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not reflect amounts actually received by the Named Executive Officers.
(2) All amounts reflected were determined using a December 31, 2003 price of $1.49 per share.

Employment, Severance and Other Arrangements

   Under Mr. Gorman's current employment agreement, he is entitled to receive a base salary of $250,000 per year. Mr. Gorman may also receive an annual bonus payment under the Company's 2004 Executive Incentive Plan. Under the Plan, Mr. Gorman's incentive compensation is based on achieving budgeted revenue and net income goals adjusted for unusual events and items. The amount of incentive compensation depends on actual company performance; however, no incentive compensation will be earned for revenue performance below 90% of budget or a net income shortfall of greater than $2.5 million compared to budget. Under the Plan, Mr. Gorman is entitled to a bonus in an amount equal to 4.5% of his annual base salary if the Company achieves 90% of its budget for revenues and 3% if the Company achieves 90% of its budget for net income. The percentages increase for achieving between 90% and 100% of the budgeted goals for revenue and net income and equal 18% and 12%, respectively, for achieving 100% of revenue and net income goals. Mr. Gorman is entitled to receive an additional 1.2% of his annual base salary for each 1% increase in revenue above 100% of the budgeted revenue goal and an additional 0.8% for each $100,000 increase in net income above the budgeted net income goal. Incentive compensation will be paid at the discretion of the Compensation Committee in cash or stock options or a combination of cash and stock options. If EasyLink terminates Mr.
Gorman's employment without cause or he terminates his employment as a result of certain changes in his employment by EasyLink during the same period, he will be entitled to receive continuation of his base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures) and participation in the Company's standard health insurance and 401(k) plans for 12 months after the date of termination. If a sale of EasyLink occurs before the termination of Mr. Gorman's employment without cause or within 3 months after a termination of his employment without cause or within 3 months after Mr. Gorman terminates his employment as a result of certain changes made in his employment by EasyLink, he is entitled to receive upon the consummation of the sale a cash payment equal to 1.5% of the fair market value of the consideration received by the holders of EasyLink's common stock pursuant to the sale. If any of the payments to Mr. Gorman would be subject to change of control excise tax payments, Mr. Gorman is entitled to receive gross-up payments which would entitle him to retain, after payment of all additional taxes on the gross-up payments, an amount equal to the amount of the excise tax. A "sale" shall mean
(i) the acquisition by any person, other than Mr. Gorman, of fifty percent or more of the total voting power of EasyLink's then outstanding voting securities or (ii) a merger or consolidation of EasyLink with any other corporation or business entity or a sale, lease or disposition by EasyLink of all or substantially all of EasyLink's assets in which the holders of voting securities of EasyLink immediately prior thereto hold less than 50% of the total voting power represented by the voting securities of the surviving or transferee entity outstanding immediately after the merger, consolidation, sale, lease or disposition. Additionally, the agreement provides that after Mr. Gorman leaves the employ of EasyLink, he will not solicit certain customers of EasyLink with respect to products or services that are the same or similar to those offered to such customers by EasyLink or solicit or induce any employee of EasyLink to leave the employ of EasyLink during the one year period following his employment or disclose any of its confidential information.

   Under Mr. Murawski's current employment agreement, he is entitled to receive an annual base salary of $450,000. Mr. Murawski may also receive an annual bonus payment under the Company's 2004 Executive Incentive Plan. Under the Plan, Mr. Murawski's incentive compensation is based on achieving budgeted revenue and net income goals adjusted for unusual events and items. The amount of incentive compensation depends on actual company performance; however, no incentive compensation will be earned for revenue performance below 90% of budget or a net income shortfall of greater than $2.5 million compared to budget. Under the Plan, Mr. Murawski is entitled to a bonus in an amount equal to 10% of his annual base salary if the Company achieves 90% of its budget for revenues and 7.5% if the Company achieves 90% of its budget for net income.
The percentages increase for achieving between 90% and 100% of the budgeted goals for revenue and net income and equal 45% and 30%, respectively, for achieving 100% of revenue and net income goals. Mr. Murawski is entitled to receive an additional 1.5% of his annual base salary for each 1% increase in revenue above 100% of the budgeted revenue goal and an additional 1% for each $100,000 increase in net income above the budgeted net income goal. Incentive compensation will be paid at the discretion of the Compensation Committee in cash or stock options or a combination of cash and stock options. If EasyLink terminates Mr. Murawski's employment without cause at any time, he will be entitled to receive at his option either (i) continuation of his base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures) and participation in the Company's standard health insurance and 401(k) plans for 12 months after the date of termination or (ii) a lump sum equal to 12 months base salary plus his target bonus for the year in which the termination has occurred (assuming performance at the 100% level for all applicable measures). If a sale of EasyLink occurs before the termination of Mr. Murawski's employment without cause or within 3 months after a termination of his employment without cause or within 3 months after Mr. Murawski terminates his employment as a result of certain changes made in his employment by EasyLink, he is entitled to receive upon the consummation of the sale a cash payment equal to 2.5% of the fair market value of the consideration received by the holders of EasyLink's common stock pursuant to the sale. If any of the payments to Mr. Murawski would be subject to change of control excise tax payments, Mr. Murawski is entitled to receive gross-up payments which would entitle him to retain, after payment of all additional taxes on the gross-up payments, an amount equal to the amount of the excise tax. A portion of Mr. Murawski's options are also subject to acceleration of vesting upon a change of control. A "sale" of EasyLink for this purpose means a merger, consolidation or sale of EasyLink's assets in which the holders of voting securities of EasyLink immediately prior thereto hold less than 50% of the total voting power represented by the voting securities of the surviving or transferee entity outstanding immediately after the merger, consolidation or sale. Additionally, the agreement provides that after Mr. Murawski leaves the employ of EasyLink, he will not solicit certain customers of EasyLink with respect to products or services that are the same or similar to those offered to such customers by EasyLink or solicit or induce any employee of EasyLink to leave the employ of EasyLink during the one year period following his employment or disclose any of its confidential information.

   Under Mr. Abi Zeid's current employment agreement, he is entitled to receive an annual base salary of $300,000. Mr. Abi Zeid may also receive an annual bonus payment under the Company's 2004 Executive Incentive Plan in an amount equal to a percentage of his base annual salary based on substantially the same terms as Mr. Murawski, except that Mr. Abi Zeid's bonus is based 75% on the performance of the International Division and 25% on total Company performance. Under the agreement, EasyLink may not terminate Mr. Abi Zeid without cause until the later of (i) the release of Mr. Abi Zeid's shares of EasyLink Class A common stock pledged as collateral to secure the promissory note in the principal amount of $10 million issued by EasyLink to AT&T Corp., and (ii) EasyLink offering to purchase, or arranging for a third party to offer to purchase, shares of EasyLink Class A common stock held by Mr. Abi
Zeid for a minimum purchase price of $1.00 per share in cash yielding to him minimum net proceeds of $5 million, and, if he accepts that offer, EasyLink or the third party having completed such purchase. Mr. Abi Zeid's current employment agreement provides that after he leaves the employ of EasyLink, he will not work for a competitor during the one year period following his employment or disclose any confidential information. Additionally, Mr. Abi
Zeid contains non-competition, non-solicitation and confidentiality provisions.

   Under Mr. Doyle's current employment agreement, he is entitled to receive annual base salary of $225,000. Mr. Doyle may also receive an annual bonus payment under the Company's 2004 Executive Incentive Plan in an amount equal to a percentage of his base annual salary based on substantially the same terms as Mr. Gorman. On March 25, 2005, Mr. Doyle is entitled to receive a grant of options to purchase 25,000 shares of Class A common stock at an exercise price equal to fair market value on that date. If EasyLink or its successor terminates Mr. Doyle's employment without cause as a result of a sale of EasyLink (whether by merger, consolidation or sale of all or substantially all of its assets), Mr. Doyle will be eligible to receive a severance payment equal to six (6) months salary. Mr. Doyle's employment agreement also contains confidentiality, intellectual property and non-competition covenants.

   Under Ms. McClister's current employment agreement, she is entitled to receive an annual base salary of $207,000. Ms. McClister's employment will terminate upon the earlier of (a) either 6 or 12 months (as elected by Ms. McClister) after April 30, 2004 and (b) the date upon which she commences employment with another company. During the 6 or 12 month period after April 30, 2004, Ms. McClister will continue to receive 100% of her base salary if she elects the 6 month employment continuation period and 50% of her base salary if she elects the 12 month employment continuation period. Additionally, her current employment agreement provides that after Ms. McClister leaves the employ of EasyLink, she will not work for a competitor during the two year period following her employment or disclose any confidential information.

   Under Mr. Ambrosia's current employment agreement, he receives an annual base salary of $233,000 which will be reviewed each year. Mr. Ambrosia may also receive an annual bonus payment under the Company's 2004 Executive Incentive Plan in an amount equal to a percentage of his base annual salary based on substantially the same terms as Mr. Gorman. In the event that Mr. Ambrosia's position at EasyLink is eliminated, replaced or taken over by the third party in connection with an acquisition, merger or transfer of a majority interest in EasyLink, Mr. Ambrosia will be entitled to a severance package comprised of
(a) six months base salary, (b) annual bonus pro rated for the portion of the year worked and (c) immediate vesting of 50% of his remaining unvested options. Additionally, Mr. Ambrosia's employment agreement provides that after he leaves our employ, he will not work for a competitor during the two year period following his employment or disclose any confidential information.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   EasyLink's Compensation Committee is responsible for administering EasyLink's executive compensation policies and administers the Company's stock option plans.

Compensation Philosophy

   Compensation to executive officers is designed to attract and retain outstanding executive talent, to motivate and reward their performance in support of our strategic, financial and operating objectives. EasyLink has designed compensation programs to create a direct relationship between the level of compensation paid to executives and EasyLink's current and long-term level of performance. The components of these programs are base salary, short-term compensation in annual bonuses and long-term incentive compensation in the form of stock options or other stock-based awards.

Base Salaries

   The base salaries for our executive officers are determined annually by reviewing the competitive pay practices of companies engaged in businesses similar to ours and the responsibilities of each executive officer. The salaries were established to attract and retain the leadership and skill necessary to build long-term shareholder value.

Short-Term Annual Bonuses

   Annual bonuses for executive officers are intended to provide an incentive for achieving short-term financial and performance objectives. Bonus targets are established based on predetermined annual goals, including revenue and net income goals. Executives received a bonus payment in 2003. The bonus paid in 2003 was determined based upon achieving certain specified revenue and net income goals for 2002 under the Company's 2002 Executive Incentive Plan. Executives are entitled to receive a bonus payment in 2004 based upon achieving certain specified revenue and net income goals for 2003 under the Company's 2003 Executive Incentive Plan. The bonus was based 60% on revenue goals and 40% on net income goals. Executives will be entitled to receive a bonus payment in 2005 under the Company's 2004 Executive Incentive Plan. The bonus is based 60% on revenue goals and 40% on net income goals. Under the 2004 Executive Incentive Plan, executive incentive compensation is based on achieving budgeted revenue and net income goals for 2004 adjusted for unusual events and items. The amount of incentive compensation depends on actual company performance; however, no incentive compensation will be earned for revenue performance below 90% of budget or a net income shortfall of greater than $2.5 million compared to budget. Under the Plan, an executive will be entitled to a bonus in an amount equal to specified percentages of his annual base salary if the Company achieves 90% or greater of its budget for revenues and/or net income. The percentage of base salary paid as a bonus increases as performance increases above the specified minimum revenue and net income goals. Bonuses may be paid in cash or through an award of stock options or a combination of cash and stock options at the discretion of the Compensation Committee.

Long-Term Incentive Compensation

   The EasyLink stock option plans provide long-term incentives for executive officers and other key employees. The Compensation Committee believes that a significant portion of executive compensation should create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value and vest in installments, generally over a period of up to four years. In selecting recipients for option grants, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting EasyLink's long-term strategic performance goals, and industry practices and norms. Long term incentives granted in prior years and existing levels of stock ownership are also taken into consideration.

Chief Executive Officer Compensation

   Mr. Murawski's base salary, annual bonus and long-term incentive compensation are determined by the Committee based upon factors similar to those employed by the Committee for executive officers generally. In addition to these factors, the Committee also took into consideration Mr. Murawski's assumption of the additional responsibilities of President in June 2002. Mr. Murawski's current annual base salary is $450,000. In 2003, Mr. Murawski received a cash bonus payment in the amount of $148,000 and a grant of options to purchase 103,000 shares of Class A common stock. The 2003 bonus payment was determined based upon achieving certain specified revenue and net income goals for 2002 under the Company's 2002 Executive Incentive Plan and the overall improved performance of the Company. Mr. Murawski is entitled to receive a cash bonus payment in 2004 equal to $258,386 based upon achieving certain specified revenue and net income goals for 2003 under the Company's 2003 Executive Incentive Plan. The bonus was based 60% on revenue goals and 40% on net income goals. Mr. Murawski will be entitled to receive a bonus payment in 2005 under the Company's 2004 Executive Incentive Plan. Under the 2004 Executive Incentive Plan, Mr. Murawski's incentive compensation is based on achieving budgeted revenue and net income goals for 2004 adjusted for unusual events and items. The amount of incentive compensation depends on actual company performance; however, no incentive compensation will be earned for revenue performance below 90% of budget or a net income shortfall of greater than $2.5 million compared to budget. Under the Plan, Mr. Murawski is entitled to a bonus in an amount equal to 10% of his annual base salary if the Company achieves 90% of its budget for revenues and 7.5% if the Company achieves 90% of its budget for net income. The percentages increase for achieving between 90% and 100% of the budgeted goals for revenue and net income and equal 45% and 30%, respectively, for achieving 100% of revenue and net income goals. Mr. Murawski is entitled to receive an additional 1.5% of his annual base salary for each 1% increase in revenue above 100% of the budgeted revenue goal and an additional 1% for each $100,000 increase in net income above the budgeted net income goal. Incentive compensation will be paid at the discretion of the Compensation Committee in cash or stock options or a combination of cash and stock options.

   The Compensation Committee will evaluate EasyLink's compensation policies on an ongoing basis to determine whether they enable it to attract, retain and motivate key personnel. To meet these objectives, EasyLink may from time to time increase salaries, award additional stock options or other stock-based compensation or provide other short-and long-term incentive compensation to executive officers, including Mr. Murawski.


                                      Submitted by the Compensation Committee
                                      of the Board of Directors

                                      Stephen Duff

                                      Robert Casale

                                      George Knapp

                             AUDIT COMMITTEE REPORT

   The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with management. In addition, the Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The audit committee also has received the written disclosures and the letter from KPMG LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm.

   Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent auditors and the Company's management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.


                                      Submitted by the Audit Committee
                                      of the Board of Directors

                                      Robert Casale

                                      George Knapp

                                      Dennis Raney

                         INDEPENDENT PUBLIC ACCOUNTANTS

   KPMG LLP served as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending December 31, 2003. Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement and/or respond to appropriate questions from stockholders. The Company will select an independent auditor for the current fiscal year after the annual meeting.

Fees Paid to the Independent Auditor

   Set forth below is an analysis of the fees billed for professional services rendered by the Company's independent auditor, KPMG LLP, for the fiscal years ending December 31, 2003 and December 31, 2002.

 Audit Fees

   Audit Fees are those fees billed by KPMG LLP in connection with their audit and review of our financial statements, including services related thereto such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. The aggregate amount of the Audit Fees for each of the last two fiscal years were $711,000 in 2003 and $645,000 in 2002.

 Audit Related Fees

   Audit-related fees are assurance and related services that are reasonably related to the performance of the audit of our financial statements. More specifically, these services would include, among others: employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. During 2003, KPMG LLP provided the Company with no assurance and related services. During 2002, KPMG LLP provided the Company with assurance and related services, principally consisting of services relating to the Company's implementation of FAS 142. The aggregate fees billed by KPMG LLP for such audit related services for 2002 was $39,000.

 Tax Fees

   The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning services for each of the last two fiscal years were $449,000 in 2003 and $265,000 in 2002.

 All Other Fees

   No other fees were billed for professional services rendered by KPMG LLP during the last two fiscal years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Federal Partners, L.P. Financings

   Stephen Duff, a director of the Company, is Chief Investment Officer of The Clark Estates, Inc. and is Treasurer of the general partner of, and a limited partner of, Federal Partners, L.P. On January 8, 2001, we issued $5,000,000 principal amount of 10% Senior Convertible Notes due January 8, 2006 to Federal Partners. The note accrued interest at the rate of 10% per annum and was payable semi-annually one half in cash and, at the option of the Company, one half in shares of Class A common stock valued at the conversion price of $10.00 per share. The Company issued shares to Federal Partners in payment of interest on this note during 2003. The Clark Estates, Inc. provides management and administrative services to Federal Partners. In connection with the issuance of the senior convertible notes on January 8, 2001, we granted to Federal Partners the right to designate one director to our Board of Directors so long as Federal Partners and other persons associated with it owns at least 300,000 shares of Class A Common Stock, including shares issuable upon conversion of or in payment of interest on the senior convertible notes. Federal Partners designated Stephen Duff and he was appointed to our Board on January 8, 2001. Through his limited partnership interest in Federal Partners, Mr. Duff has an indirect interest in 10,789 of the shares of Class A Common Stock held by Federal Partners.

   On May 1, 2003, Federal Partners exchanged the $5 million note for 2.5 million shares of Class A common stock. In addition, on April 30, 2003, Federal Partners purchased 1,923,077 shares of Class A common stock of EasyLink at a purchase price of $.52 per share or $1 million in the aggregate. Federal Partners and accounts for which The Clark Estates, Inc. provides management and administrative services were beneficial holders as of February 27, 2004 of 5,589,020 shares of Class A common stock representing 12.74% of the Company's outstanding common stock.

Zesiger Capital LLC Financing

   On January 8, 2001, March 13, 2001 and October 11, 2001 we issued an aggregate of $9,200,000 principal amount of 10% Senior Convertible Notes due January 8, 2006 to accounts for whom Zesiger Capital Group LLC acts as investment adviser. The notes accrued interest at the rate of 10% per annum payable semi-annually one half in cash and, at the option of the Company, one half in shares of Class A common stock valued at the conversion price of $10.00 per share in the case of $7,900,000 principal amount of notes and $2.50 per share in the case of $1,300,000 principal amount of notes. The Company issued shares to these accounts in payment of interest on these notes during 2003. The Company subsequently paid $102,500 in cash in exchange for the elimination of $1,025,000 principal amount of these notes. Zesiger Capital, on behalf of the remaining accounts, exchanged the remaining notes for an aggregate of approximately 4.7 million shares of Class A common stock on May 1, 2003. As of February 27, 2004, these accounts beneficially owned 3,857,684 shares representing approximately 8.79% of the Company's outstanding common stock.

Acquisition of Swift Telecommunications, Inc.

   We acquired Swift Telecommunications, Inc. on February 23, 2001. George Abi Zeid was the sole shareholder of Swift Telecommunications, Inc ("STI"). In connection with the acquisition, Mr. Abi Zeid was elected to the Board of Directors of the Company and was appointed President -- International Operations. EasyLink paid $835,294 in cash, issued 1,876,618 shares of Class A Common Stock and issued a promissory note in the original principal amount of approximately $9.2 million to Mr. Abi Zeid in payment of the purchase price for the acquisition payable at the closing. Under the merger agreement, EasyLink also agreed to pay additional contingent consideration to Mr. Abi Zeid equal to the amount of the net proceeds, after satisfaction of certain liabilities of STI and its subsidiaries, from the sale or liquidation of the assets of one of STI's subsidiaries. Pursuant to the debt restructuring completed on November 27, 2001, EasyLink issued $2,682,964 principal amount of restructure notes, 268,295 shares of Class A common stock and warrants to purchase 268,295 shares of Class A common stock in exchange for Mr. Abi Zeid's $9.2 million note. In connection with the acquisition by STI on January 31, 2001 of the EasyLink Services business from AT&T Corp., Mr. Abi Zeid pledged to AT&T Corp. under a Pledge Agreement dated January 31, 2001 all of the shares of EasyLink Class A Common Stock that he was entitled to receive pursuant to the acquisition to secure a $35 million note issued to AT&T Corp. by STI and assumed by EasyLink as part of the purchase price for the EasyLink Services business. As a result of the debt restructuring completed on November 27, 2001, these shares now secure the $10 million principal amount of restructure notes issued to AT&T Corp. in exchange for the $35 million note held by it. In connection with the acquisition of STI on February 23, 2001, EasyLink also entered into a conditional commitment to acquire the 25% minority interests in two STI subsidiaries for $47,059 in cash, promissory notes in the aggregate principal amount of approximately $517,647 and 106,826 shares of Class A Common Stock. This transaction is subject to certain conditions, including satisfactory completion of due diligence, receipt of regulatory approvals and other customary conditions.

   Mr. Abi Zeid exchanged the promissory note in the principal amount of $2,682,964 for 1,341,482 shares of Class A common stock on May 1, 2003 and agreed to defer interest payments due to him in the amount of $283,504.37.

   Mr. Abi Zeid also agreed to contribute up to approximately 1.2 million shares of Class A common stock issuable to him in connection with the November 2001 debt restructuring in order to permit the grant of shares or options to employees. In 2004, an aggregate of 99,500 shares of Class A common stock were issued to a former employee in settlement of commitments made by Mr. Abi Zeid.

Proposed Sale of Domain Names

   Gerald Gorman, Chairman and a Director of the Company, has made a proposal to the Company to purchase the Company's residual interest in its portfolio of domain names that are not used in the Company's core business for a purchase price of $1 million. These names include the domain names that were previously used in the Company's former advertising network and Web-based consumer e-mail business or were held for development in the Company's discontinued domain development business. The Board of Directors has formed a special committee of the Board consisting of two disinterested directors, George Knapp and Robert Casale, to consider Mr. Gorman's proposal. The special committee is having ongoing discussions with Mr. Gorman concerning his proposal.

STOCK PERFORMANCE GRAPH

   Set forth below is a graph comparing the percentage change in the cumulative stockholder return on our Class A Common Stock from June 18, 1999 (the date of the initial public offering) to the last day of our last completed fiscal year. The cumulative stockholder return is measured by dividing:

   o the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of our share price as of the end of the measurement period over the price at the beginning of the measurement period, by

   o the share price at the beginning of the measurement period.

   The cumulative total return on our Class A Common Stock is compared with the Nasdaq Stock Market (U.S.) Index and a self-determined peer group (the "Peer Group").

        CUMULATIVE TOTAL RETURN* FROM JUNE 18, 1999 TO DECEMBER 31, 2003
                       OF EASYLINK CLASS A COMMON STOCK,
              THE NASDAQ STOCK MARKET (U.S.) INDEX AND PEER GROUP

                EasyLink Services         NASDAQ Market Index        Peer Group
                Corporation
6/17/99         100                       100                        100
12/31/99        267.86                    159.95                     289.92
12/31/00        10.27                     97.11                      114.96
12/31/01        7.00                      76.66                      51.92
12/31/02        0.91                      52.49                      34.99
12/31/03        2.13                      78.74                      81.73

   The Peer Group included the following companies: Descartes Systems Group, Internet Commerce Corporation, J2 Global Communications, Captiva Software Corporation, PTEK Holdings, Inc., and Tumbleweed Communications

           *ASSUMES $100 INVESTED ON JUNE 17, 1999 IN STOCK OR INDEX,
                      INCLUDING REINVESTMENT OF DIVIDENDS.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   Proposals of stockholders of EasyLink which are intended to be presented by such stockholders at EasyLink's 2005 Annual Meeting of Stockholders must be received by EasyLink no later than January 5, 2005 to be included in the proxy statement and form of proxy relating to that meeting. The deadline for submitting a stockholder's proposal that will not be included in the proxy statement and form of proxy for EasyLink's 2005 Annual Meeting of Stockholders but nonetheless will be eligible for consideration is not less than 60 days nor more than 90 days before the date of the 2005 Annual Meeting. Notice of a stockholder's intent to nominate candidates for election as directors must be submitted within the deadline for submission of stockholder proposals. Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to EasyLink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854, Attention: General Counsel and Corporate Secretary.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires EasyLink's directors, executive officers and persons who own more than 10% of EasyLink's Class A Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of EasyLink's Class A Common Stock. Reporting Persons are required by SEC regulations to furnish EasyLink with copies of all Section 16(a) reports they file. To EasyLink's knowledge and except as set forth below, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, EasyLink believes that during 2003 all Reporting Persons complied with all applicable filing requirements. Form 4 filings with respect to options granted on May 14, 2003 to all Reporting Persons were inadvertently filed two days after the due date.

                                   FORM 10-K

   Shareholders entitled to vote at the Annual Meeting may obtain for no charge a copy of the Company's Annual Report on Form 10-K, as amended and without exhibits, for the year ended December 31, 2003, upon written request to Investor Relations, EasyLink Services Corporation, 33 Knightsbridge Road, Piscataway, NJ 08854.

                                 OTHER MATTERS

   The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.



                                 By Order of the Board of Directors,


                                 /s/ DAVID W. AMBROSIA

                                 DAVID W. AMBROSIA
                                 Executive Vice President, General
                                 Counsel and Secretary

                                                                     APPENDIX A


                         EASYLINK SERVICES CORPORATION
                            AUDIT COMMITTEE CHARTER


A. Purpose

The purpose of the Audit Committee is to:

   o Oversee the accounting and financial reporting processes of EasyLink Services Corporation ("EasyLink" or the "Company") and the audits of the financial statements of EasyLink.

   o Assist the Board of Directors in oversight of the Company's compliance with policies and procedures addressing legal and ethical concerns.

B. Structure and Membership

      1. Number. The Audit Committee shall consist of at least three members of the Board of Directors.

      2. Independence. Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market (the "Nasdaq Rules"), Section 301 of the Sarbanes-Oxley Act of 2002 (and Rule 10A-3 promulgated thereunder), each member of the Audit Committee shall be "independent" as defined by such rules and Act.

      3. Financial Literacy. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. Unless otherwise determined by the Board of Directors and as permitted by Nasdaq Rules, the Sarbanes-Oxley Act of 2002 (and Rule 10A-3 promulgated thereunder) or other applicable law or regulation (in which case disclosure of such determination shall be made in the Company's annual report filed with the Securities and Exchange Commission (the "SEC")), at least one member of the Audit Committee shall be an "audit committee financial expert" (as defined by applicable SEC rules) and have "financial sophistication" (as defined by applicable Nasdaq Rules).

      4. Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

      5. Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any compensation from the Company other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

      6. Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C. Authority and Responsibilities

General

   The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company's financial statements are complete, accurate, fairly presented or in accordance with generally accepted accounting principles or applicable law or to guarantee the independent auditor's report.

Nothing contained herein is intended to affect or otherwise limit or impair the rights of any member of the Audit Committee pursuant to Section 141(e) of the Delaware General Corporation Law, in the performance of such member's duties, to be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company's officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

Oversight of Independent Auditors

      1. Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

      2. Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. In addition, the Audit Committee shall confirm the regular rotation of the lead audit partner and reviewing partner as required by Section 203 of the Sarbanes-Oxley Act of 2002. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

      3. Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

      4. Pre-approval of Services. The Audit Committee shall pre-approve all services (audit and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may adopt procedures and policies relating to the pre-approval of audit and non-audit services.

      5. Oversight. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, obtain and review the reports required to be made by the independent auditor regarding:

      o critical accounting policies and practices;

      o alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

      o other material written communications between the independent auditor and Company management.

Review of Audited Financial Statements

      1. Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company's management and independent auditor the Company's audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU ss.380) requires discussion.

      2. Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K.

      3. Audit Committee Report. The Audit Committee shall prepare a report for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of stockholders.

Review of Other Financial Disclosures

      1. Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71 and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor's review of interim financial information.

Controls and Procedures

      1. Oversight. The Audit Committee shall coordinate the Board of Director's oversight of the Company's internal control over financial reporting, the Company's disclosure controls and procedures, the Company's Code of Business Conduct and Ethics applicable to all employees, officers and members of the Board of Directors, including the Company's principal executive officer, principal financial officer, principal accounting officer and controller. The Audit Committee shall conduct an annual review of the Company's disclosure controls and procedures and the Company's Code of Business Conduct and Ethics and shall recommend to the Board of Directors any changes that it determines are necessary or desirable. The Audit Committee shall receive and review the reports of the Chief Executive Officer and Chief Financial Officer required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act, which review may be satisfied by a review of the filing of the Company which includes such report.

      2. Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee shall conduct an annual review of these procedures and shall recommend to the Board of Directors any changes that it determines are necessary or desirable.

      3. Related-Party Transactions. The Audit Committee shall review all related party transactions (as such term is defined in Item 404 of Regulation S-K promulgated by the SEC) on an ongoing basis and all such transactions must be approved by the Audit Committee.

      4. Review of Performance of Audit Committee. The Audit Committee shall conduct an annual self-assessment of the performance of the Audit Committee and shall report the results of such self-assessment to the Board of Directors.

      5. Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D. Procedures and Administration

      1. Meetings. The Audit Committee shall meet (in person or by telephonic meeting) as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee periodically shall meet separately with: (i) the Company's independent auditor; (ii) the Company's internal audit function when and if established; and (iii) the Company's management. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

      2. Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

      3. Reports to Board. The Audit Committee shall report to the Board of Directors at regularly scheduled meetings of the Board of Directors regarding the activities of the Audit Committee and shall cause to be delivered to the members of the Board copies of the minutes of the Audit Committee's meetings.

      4. Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

      5. Independent Advisors. The Audit Committee shall have the authority to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

      6. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

                                                                     APPENDIX B


                         EASYLINK SERVICES CORPORATION
                         2004 STOCK AND INCENTIVE PLAN


1. Purpose

   The purpose of the EasyLink Services Corporation 2004 Stock and Incentive Plan (the "Plan") is to provide for the grant of stock options and stock-based awards as an incentive to selected directors, officers, employees and consultants of EasyLink Services Corporation (the "Company") and any Subsidiary of the Company to acquire a proprietary interest in the Company, to continue as directors, officers, employees and consultants and to increase their efforts on behalf of the Company.

2. Definitions

   As used in the Plan, the following terms shall have the meanings set forth below:

      (a)"Award" shall mean any form of award, whether singly or in combination, to a Grantee by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the Award Agreement. Awards under the Plan may consist of "Options" awarded pursuant to Section 6 or "Other Stock-Based Awards" awarded pursuant to Section 7.

      (b) "Award Agreement" shall mean a written agreement between the Company and the Grantee as described in Section 9.

      (c) "Board" shall mean the Board of Directors of the Company.

      (d) "Cause" shall mean misconduct that is willfully or wantonly harmful to the Company or any of its Subsidiaries, monetarily or otherwise.

      (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

      (f) "Committee" shall mean the Compensation Committee of the Board.

      (g) "Company" shall mean EasyLink Services Corporation, a Delaware corporation, and any successor corporation.

      (h) "Deferred Stock Unit" shall mean a Unit granted under Section 7 to acquire shares of Stock upon Termination of Employment, subject to any restrictions, as the Committee, in its discretion, may determine.

      (i) "Dividend Equivalent" shall mean an amount equal to the cash dividend or the Fair Market Value of the Stock dividend that would be paid on each share of Stock underlying an award if the share of Stock were duly issued and outstanding on the date on which the dividend is payable.

      (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (k) "Fair Market Value" means, as of any date, the value of Stock or other property determined as follows:

         (i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable:

         (ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Stock for the last market trading day prior to the time of determination; or

         (iii) In the absence of an established market for the Stock, or if Fair Market Value is in reference to property other than Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

      (l) "Grantee" shall mean an officer, director, employee or consultant of the Company to whom an Award has been granted under the terms of the Plan.

      (m) "Incentive Stock Option" shall mean an option granted under the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

      (n) "Non-Qualified Stock Option" shall mean an option granted under the Plan that is not intended to be an Incentive Stock Option.

      (o) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

      (p) "Outside Director" shall mean a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code.

      (q) "Plan" shall mean this EasyLink Services Corporation 2004 Stock and Incentive Plan, as amended from time to time.

      (r)"Restricted Stock" shall mean Stock issued pursuant to Section 7 subject to any restrictions that the Committee, in its discretion, may impose.

      (s) "Restricted Unit" shall mean a Unit granted under Section 7 to acquire Stock or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

      (t) "Stock" shall mean shares of Class A Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 10.

      (u) "Stock-Based Award" means an Award granted under Section 7 of the Plan and denominated in shares of Stock.

      (v) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      (w) "Termination of Employment" shall mean the date of cessation of an employee's employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company.

      (x) "Unit" shall mean, for the purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one share of Stock.

3. Administration

   (a) The Plan shall be administered by the Committee. The Committee shall consist of at least two directors and may consist of the entire Board; provided, however, that to the extent necessary for an Award intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, only Outside Directors who are members of the Committee shall act with respect to such Award.

   (b) The Committee shall have plenary authority in its discretion, subject only to the express provisions of the Plan and, in reference to the Incentive Stock Options, to Code Section 422:

      (i) to select the Grantees, the number of shares of Stock subject to each Award and terms of the Award granted to each Grantee (including without limitation the exercise price, the period during which an Award can be exercised and any restrictions on exercise or on transfer), provided that, in making its determination, the Committee shall consider the position and responsibilities of the individual, the nature and value to the Company of his or her services and accomplishments, the individual's present and potential contribution to the success of the Company and any other factors that the Committee may deem relevant;

      (ii) to determine the dates of the Award grants;

      (iii) to prescribe the form of the Award Agreements;

      (iv) to adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings;

      (v) to decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the Plan; and

      (vi) to modify or amend any outstanding Award subject to the provisions in the Plan or Award Agreement.

All decisions, determinations and interpretations with respect to the foregoing matters shall be made by the Committee and shall be final and binding upon all persons.

   (c) Delegation. The Committee may delegate authority to an officer of the Company to grant Awards to Grantees who are not subject to the short-swing profit rules of Section 16 of the Exchange Act and are not "covered employees" whose compensation is subject to the deduction limit of Section 162(m) of the Code, at the discretion of such appointed officer, provided, however, that the appointed officer shall have no authority to grant Awards in units greater than 80,000 without approval of the Committee.

   (d) Exculpation. No member of the Board or Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards under it unless such action or failure to take action constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this subsection shall not apply to the responsibility or liability of a director pursuant to any criminal statute or to the liability of a director for the payment of taxes pursuant to local, state or federal law.

   (e) Indemnification. Each member of the Board or Committee shall be entitled without further act on his part or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company's Certificate of Incorporation or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Awards under it in which he or she may be involved by reason of being or having been a member of the Board or Committee at the time of the action, suit or proceeding.

4. Effectiveness and Termination of the Plan

   The Plan shall become effective as of June 15, 2004 provided that the Plan is approved by the stockholders of the Company within one year of its adoption. Any Award outstanding at the time of termination of the Plan shall remain in effect in accordance with its terms and conditions and those of the Plan. The Plan shall terminate on the earliest of:

      (a) June 15, 2014; or

      (b) the date when all shares of Stock reserved for issuance under Section 5 of the Plan shall have been acquired through Awards granted under the Plan; or

      (c) such earlier date as the Board may determine.

5. The Stock

   (a) Shares Available. The aggregate number of shares of Stock issuable under the Plan will be authorized but unissued Stock. The total number of shares of Stock with respect to which Awards may be issued under the Plan may equal, but may not exceed, one million (1,000,000) shares of Stock, subject to adjustment in accordance with Section 10. Each Award of an Option shall reduce the number of shares of Stock available for future issuance under Options by one share for every share subject to the Option awarded, and shall reduce the number of shares of Stock available for future issuance under Awards of Restricted Stock, Restricted Units, Deferred Stock Units and other non-Option Awards by 0.6667 of a share for every share subject to the Option awarded. Each Award of Restricted Stock, Restricted Units, Deferred Stock Units and other non-Option Awards shall reduce the number of shares of Stock available for future issuance under Options by 1.5 shares for every share subject to such Award, and shall reduce the number of shares available for future issuance under Awards of Restricted Stock, Restricted Units, Deferred Stock Units and other non-Option Awards by one share for every share subject to such Award.

   (b) Counting Rules. The following shares of Stock related to Awards under this Plan may again be available for issuance under the Plan, in addition to the shares of Stock described in Section 5(a):

      (i) Shares of Stock related to Awards paid in cash;

      (ii) Shares of Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Stock;

      (iii) Shares of Stock that are tendered or withheld in payment of all or part of the exercise price of a Stock Option awarded under this Plan, or in satisfaction of withholding tax obligations arising under this Plan;

      (iv) Any shares of Stock issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an acquired company by the Company or a combination of the Company with another company; and

      (v) Any shares of Restricted Stock that are returned to the Company upon a Grantee's termination of employment.

6. Terms and Conditions of Options

   Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan. Except as hereinafter provided, Options granted under the Plan shall be subject to the following terms and conditions:

   (a) Grantees. The Grantees shall be those employees of the Company or its Subsidiaries (including officers and directors), and those consultants to the Company or its Subsidiaries, selected by the Committee. No Incentive Stock Options shall be granted to (i) any person owning Stock or other capital stock in the Company possessing more than 10% of the total combined voting power of all classes of capital stock of the Company, unless such Incentive Stock Option meets the requirements of 6(b) and 6(e); or (ii) any director who is not an officer. The maximum number of shares of Stock which may be issued pursuant to Options granted to a Grantee within a calendar year is 750,000.

   (b) Price. The exercise price of each Option shall be determined by the Committee at the time of grant, and in the case of an Incentive Stock Option shall be no less than the Fair Market Value of the Stock, without regard to any restriction, at the time the Incentive Stock Option is granted. If a Grantee owns more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price of any Incentive Stock Option granted to such individual shall be 110% of the Fair Market Value of the Stock.

   (c) Payment for Stock. The exercise price of an Option shall be paid in full at the time of the exercise (i) in cash, or (ii) by certified check payable to the Company, or (iii) by other mode of payment (e.g., stock) as the Committee may approve.

   (d) Limitation. Notwithstanding any provision of the Plan to the contrary, an Option shall not be treated as an Incentive Stock Option to the extent the aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of Stock for which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year exceeds $100,000.

   (e) Duration and Exercise of Options. Options may be exercised for terms of up to but not exceeding ten years from the date of grant. Subject to the foregoing, Options shall be exercisable at the times and in the amounts (up to the full amount thereof) determined by the Committee at the time of grant. If an Option granted under the Plan is exercisable in installments the Committee shall determine what events, if any, will make it subject to acceleration. The term of an Incentive Stock Option granted to an employee who owns more than 10% of the combined voting power of all classes of stock of the Company shall not exceed 5 years.

   (f) Termination of Services. Upon the termination of a Grantee's services for the Company or its Subsidiaries for any reason, Options held by the Grantee may only be exercised to the extent and during the period, if any, set forth in the Award Agreement.

   (g) Transferability of Option. No Option shall be transferable except by will or the laws of descent and distribution. An Option shall be exercisable during the Grantee's lifetime only by the Grantee.

   (h) Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution thereof. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Grantee, alter or impair any rights or obligations under any Option theretofore granted under the Plan or adversely affect the status of an Incentive Stock Option.

   (i) Other Terms and Conditions. Award Agreements may contain any other provision not inconsistent with the Plan that the Committee deems appropriate.

7. Terms and Conditions of Stock-Based Awards

   The Committee may, from time to time, grant Awards (other than Options) to any Grantee that the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Stock. These Awards may include, among other forms, Restricted Stock, Restricted Units or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 7, which terms and conditions will be set forth in the applicable Award Agreement. The maximum number of shares of Stock which may be issued pursuant to Awards of Restricted Stock, Restricted Units, Deferred Stock Units or other non-Option Awards granted to a Grantee within a calendar year is 450,000.

      (a) Grant of Restricted Stock. The Committee may grant Restricted Stock to any Grantee, which Stock will be registered in the name of the Grantee and held for the Grantee by the Company. The Grantee will have all rights of a stockholder with respect to the Stock, including the right to vote and to receive dividends or other distributions, except that the Stock may be subject to a vesting schedule and will be forfeited if the Grantee attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Stock before the restrictions are satisfied or lapse.

      (b) Grant of Restricted Units. The Committee may grant Restricted Units to any Grantee, which Units will be paid in cash or whole shares of Stock or a combination of cash and Stock, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Agreement have been satisfied. For each Restricted Unit that vests, one share of Stock will be paid or an amount in cash equal to the Fair Market Value of a share of Stock as of the date on which the Restricted Unit vests.

      (c) Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Grantee, which Units will be paid in whole shares of Stock upon the Grantee's Termination of Employment if the restrictions on the Units have lapsed. One share of Stock will be paid for each Deferred Stock Unit that becomes payable.

      (d) Dividends and Dividend Equivalents. At the discretion of the Committee, dividends issued on shares of Stock may be paid immediately or withheld and deferred in the Grantee's account. In the event of a payment of dividends on Stock, the Committee may credit Restricted Units with Dividend Equivalents. Dividend Equivalents may be distributed immediately or withheld and deferred in the Grantee's account as determined by the Committee. Deferred Stock Units may, in the discretion of the Committee and as set forth in the Award Agreement, be credited with Dividend Equivalents or additional Deferred Stock Units. The number of any Deferred Stock Units credited to a Grantee's account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one share of Stock as of the date the dividend is paid. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent, including the rate of interest to be credited on deferral and whether interest will be compounded.

8. Performance-Based Awards

   The Committee, in its sole discretion, may condition the granting, vesting or settlement of any Award under the Plan on the attainment by the Company or by one or more of its Subsidiaries or business units of one or more performance goals over a specified period of time (a "performance period"). No later than 90 days after commencement of a performance period (and before 25% of the performance period has elapsed), the Committee shall establish in writing one or more performance goals for the performance period, based on one or more of the business criteria set forth in Annex A. The Committee may specify a minimum amount of performance that must be achieved during the performance period in order for the granting, vesting or settlement of the Award to occur, and how various levels of performance above the minimum level may affect the extent to which the Award is granted, vested or settled. Following the end of a performance period, the Committee shall certify in writing the extent to which the performance goals for the performance period have been attained. The Committee may retain the discretion to reduce, but not to increase, on a grantee-by-grantee basis, the extent to which an Award is granted, vested or settled upon attainment of the performance goals for a performance period, provided that no such reduction shall increase the amount payable to another grantee whose compensation is subject to the deduction limitation of Code Section 162(m).

9. Award Agreement

   Each Grantee shall enter into an Award Agreement with the Company setting forth the terms and conditions of the Award issued to the Grantee, consistent with the Plan. The form of Award Agreement may be established at any time or from time to time by the Committee. No Grantee shall have rights in any Award unless and until an Award Agreement is entered into with the Company.

10. Adjustment for Changes in the Stock

   (a) In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each share of Stock theretofore or thereafter subject to an Award the number and kind of shares of capital stock or other securities into, which each outstanding share of Stock shall be changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. The number of shares available for future issuance under the Plan under Section 5(a), the annual limitations on Awards specified in Sections 6(a) and 7, and the price and other terms of outstanding Awards shall also be appropriately amended to reflect the foregoing events. In the event there shall be any other change in the number or kind of outstanding shares of the Stock, or of any capital stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, if the Committee shall, in its sole discretion, determine that the change equitably requires an adjustment in any Award theretofore granted or which may be granted under the Plan, then adjustments shall be made in accordance with its determination.

   (b) Fractional shares resulting from any adjustment in Awards pursuant to this Section 10 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an Award that shall have been so adjusted, and the adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.

   (c) Notwithstanding Section 10(a), the Committee shall have the power, in the event of the disposition of all or substantially all of the assets of the Company, or the dissolution of the Company, or the merger or consolidation of the Company, or the making of a tender offer to purchase all or a substantial portion of outstanding Stock of the Company, to amend all outstanding Awards (upon such conditions as it shall deem fit) to (i) permit the exercise of any Awards prior to the effective date of the transaction and to terminate all unexercised Awards as of that date, or (ii) require the forfeiture of all Awards which are Options, Restricted Units or Deferred Stock Units, provided the Company pays to each Grantee the excess of the Fair Market Value of the Stock subject to the Award over the exercise price of the Award, or (iii) make any other provisions that the Committee deems equitable.

11. Amendment of the Plan

   The Board may amend the Plan and may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent deemed desirable to carry out the Plan without action on the part of the stockholders of the Company; provided, however, that, except as provided in Section 10 and this Section 11, unless the stockholders of the Company shall have first approved thereof (i) the total number of shares of Stock subject to the Plan shall not be increased, (ii) no Award shall be exercisable more than ten years after the date it is granted, (iii) the expiration date of the Plan shall not be extended and (iv) no amendment shall (a) increase the number of shares of Stock to be received on exercise of an Award, (b) materially increase the benefits accruing to a Grantee under an Award or (c) modify the eligibility requirements for participation in the Plan.

12. Interpretation and Construction

   The interpretation and construction of any provision of the Plan by the Committee shall be final, binding and conclusive for all purposes.

13. Application of Funds

   The proceeds received by the Company from the sale of Stock pursuant to this Plan will be used for general corporate purposes.

14. No Obligation to Exercise Option

   The granting of an Option shall impose no obligation upon the Grantee to exercise an Option.

15. Plan Not a Contract of Employment

   Neither the Plan nor any Award Agreement is a contract of employment, and the terms of employment of any Grantee shall not be affected in any way by the Plan or related instruments except as specifically provided therein. The establishment of the Plan shall not be construed as conferring any legal rights upon any Grantee for a continuance of employment; nor shall it interfere with the right of the Company (or its Subsidiary, if applicable) to discharge the Grantee.

16. Expense of the Plan

   All of the expenses of administering the Plan shall be paid by the Company.

17. Compliance with Applicable Law

   Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for shares of Stock issuable under an Award unless and until the Company is advised by its counsel that the issuance and delivery of the certificates is in compliance with all applicable laws, regulations of government authorities and requirements of any exchange upon which shares of Stock are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of certificates to comply with any of those laws, regulations or requirements. The Committee may require, as a condition of the issuance and delivery of certificates and in order to ensure compliance with those laws, regulations and requirements, that the Grantee make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable. Each Award shall be subject to the further requirement that if at any time the Committee shall determine in its discretion that the listing or qualification of the shares of Stock subject to the Award, under any securities exchange requirements or under any applicable law, or the consent or approval of any regulatory body, is necessary in connection with the granting of the Award or the issuance of Stock thereunder, the Award may not be exercised or transferred or paid in whole or in part unless the listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. No Grantee shall be entitled to grant, exercise, transfer or payment of any

Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes Oxley Act of 2002 or any other applicable law.

18. Governing Law

   Except to the extent preempted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

                    Annex A to 2004 Stock and Incentive Plan

                    Business Criteria For Performance Goals

   In establishing performance goals to measure the performance of the Company, a Subsidiary or a business unit during a specified period pursuant to Section
8 of the Plan, the Committee shall select one or more of the following business criteria:

      (i) pre-tax or after-tax income;

      (ii) earnings per Share;

      (iii) income from operations;

      (iv) earnings before interest expense and provision for income taxes
   (EBIT);

      (v) earnings before interest expense, provision for income taxes, depreciation and amortization expenses (EBITDA);

      (vi) net income;

      (vii) revenue;

      (viii) economic value added (EVA);

      (ix) return on net or total assets;

      (x) free cash flow from operations;

      (xi) free cash flow per Share;

      (xii) return on invested capital;

      (xiii) return on stockholders' equity;

      (xiv) expense reduction;

      (xv) working capital;

      (xvi) total stockholder return; and

      (xvii) performance of the Company's stock price.

   The Committee, in its discretion, may establish performance goals under any of the above criteria that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies.

   In calculating performance under any of the above criteria, the Committee, in its discretion, may elect to exclude (i) unusual gains, unusual losses and other nonrecurring items, (ii) the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization involving the Company and its Subsidiaries, (iii) the cumulative effects of accounting changes, (iv) discontinued operations, and (v) any business units, divisions, Subsidiaries or other entities sold or acquired. The Committee may determine no later than 90 days after the commencement of the applicable performance period also to exclude other items, each determined in accordance with generally accepted accounting principles in the United States (to the extent applicable).

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    OF EASYLINK SERVICES CORPORATION FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2004

The undersigned stockholder of EasyLink Services Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 3, 2004, and hereby appoints Thomas Murawski and Michael Doyle or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of EasyLink Services Corporation to be held on June 15, 2004, 9 a.m., local time, at the Four Points Sheraton Hotel located at 21 Kingsbridge Rd, Piscataway, NJ 08854 and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock and Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.       ELECTION OF DIRECTORS:

         ___  FOR all nominees listed below (except as indicated).

         ___  WITHHOLD authority to vote for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

         Gerald Gorman

         Thomas Murawski

         George Abi Zeid

         Robert Casale

         Stephen Duff

         George Knapp

         Dennis Raney

2.       PROPOSAL TO APPROVE THE COMPANY'S 2004 STOCK AND INCENTIVE PLAN

         FOR            ____

         AGAINST        ____

         ABSTAIN        ____


and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

                    PLEASE SIGN BELOW AND RETURN IMMEDIATELY

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES FOR SUCH PROPOSAL AT THE MEETING, OR, IN THE CASE OF ELECTION OF DIRECTORS, FOR EACH OF THE LISTED NOMINEES. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

_______________________________________    Date:__________________________
Signature


_______________________________________    Date:__________________________
Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)